As filed with the Securities and Exchange Commission on April 7 , 2003
                                                           Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM S-8

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                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                     ------------------------------------


                            SYCAMORE NETWORKS, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                                     04-3410558
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                220 Mill Road, Chelmsford, Massachusetts 01824
              (Address of Principal Executive Offices) (Zip Code)

           Sycamore Networks, Inc. 1999 Employee Stock Purchase Plan
                           (Full title of the plan)

                                Daniel E. Smith
                     President and Chief Executive Officer
                            Sycamore Networks, Inc.
                                 220 Mill Road
                             Chelmsford, MA 01824
                                (978) 250-2900
                     (Name, Address and Telephone Number,
                  Including Area Code, of Agent for Service)

                                  Copies to:
                          Margaret A. Brown, Esquire
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               One Beacon Street
                             Boston, MA 02108-3194

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

                        CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                           Proposed maximum       Proposed maximum         Amount of
     Title of securities to be         Amount to be            offering               aggregate          Registration
            registered                registered (1)     price per share (2)     offering price (2)           fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(1)       1,228,092 shares         $3.03                   $3,721,118.76            $301.04
------------------------------------------------------------------------------------------------------------------------

(1) Represents shares of common stock issuable under the Sycamore Networks, Inc. 1999 Employee Stock Purchase Plan. In addition to the number of shares of Common Stock of Registrant shown in the table above, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers an indeterminate number of shares that may be issuable under the Sycamore Networks, Inc. 1999 Employee Stock Purchase Plan pursuant to the anti-dilution provisions of such Plan.

(2) Calculated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock on March 31, 2003, as reported by the Nasdaq National Market.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference

         The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

         (1)      Annual Report on Form 10-K for the year ended July 31, 2002;

         (2)      Current Report on Form 8-K furnished on February 12, 2003;

         (3) Quarterly Reports on Form 10-Q for the quarters ended October 26, 2002 and January 25, 2003; and

         (4)      All other reports filed by the Registrant pursuant to
                  Section 13(a) or 15(d) of the Exchange Act, since July 31, 2002; and

         (5) The description of Common Stock contained in the Rule 424(b)(3) Prospectus filed on August 16, 2000.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         Certain documents previously filed by the Registrant incorporated by reference herein include non-GAAP financial measures. The Registrant hereby provides the following information to supplement the non-GAAP financial measures included in such filings.

         The Form 10-K for the fiscal year ended July 31, 2002 (the "Form 10-K"), discussed the cost of revenue for fiscal 2001 and fiscal 2000 as a percentage of revenue within the "Cost of Revenue" section of Management's Discussion and Analysis of Financial Condition and Results of Operations. Cost of revenue, excluding stock compensation expense, was disclosed as representing 84% of total revenue in fiscal 2001 and 53% of total revenue in fiscal 2000. Including stock compensation expense of $3.1 million and $1.4 million in fiscal 2001 and fiscal 2000, respectively, cost of revenue represented 85% and 54% of revenue in fiscal 2001 and fiscal 2000, respectively. In addition, cost of revenue excluding stock compensation expense was disclosed as 53% of revenue in the first two quarters of each of fiscal 2001 and fiscal 2000. Including stock compensation expense of $2.1 million and $0.6 million in each of the first six months of fiscal 2001 and fiscal 2000, respectively, cost of revenue represented 54% of revenue in each of the first six months of fiscal 2001 and fiscal 2000.

         The Form 10-K and the Form 10-Q for the quarterly period ended October 26, 2002 (the "Form 10-Q"), discussed the percentage of revenue that gross profit represented in fiscal 2002, fiscal 2001 and the first half of fiscal 2001 within the risk factor entitled "We Expect Gross Margins To Remain At Reduced Levels In The Near Term," regarding the Registrant's expectations of its gross margin in the near term. As stated in the Form 10-K and the Form 10-Q, after excluding the effect of special charges and stock compensation expense, gross profit was 9% of revenue in fiscal 2002, as compared to 38% of revenue in fiscal 2001 and 47% of revenue in the first half of fiscal 2001. The special charges and stock compensation expense were $91.6 million and $1.8 million, respectively, in fiscal 2002, $84.0 million and $3.1 million, respectively, in fiscal 2001 and $0 and $2.1 million, respectively, in the first half of fiscal 2001. After including the effect of special charges and stock compensation expense, gross profit (loss) was (134%), 15% and 46% of revenue in fiscal 2002, fiscal 2001 and the first half of fiscal 2001, respectively.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6.           Indemnification of Directors and Officers

         Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate"), provides that no director of the Registrant shall be personally liable for monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Registrant has entered into indemnification agreements with each of its director and officers. These agreements may require the Registrant, among other things, to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

         The Registrant has obtained liability insurance for its officers and directors, which insures such officers and directors against certain liabilities.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.           Exhibits

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.           Undertakings

         a.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

                           (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts, on this 7th day of April, 2003.


                                     SYCAMORE NETWORKS, INC.

                                     By: /s/ Daniel E. Smith
                                        ________________________________________
                                          Daniel E. Smith
                                          President and Chief Executive Officer


                       Power of Attorney and Signatures

         We, the undersigned officers and directors of Sycamore Networks, Inc., hereby severally constitute Gururaj Deshpande, Daniel E. Smith and Frances M. Jewels, and each of them individually, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Sycamore Networks, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on this 7th day of April, 2003.

             /s/ Gururaj Deshpande
         -------------------------------        Chairman of the Board of Directors
               Gururaj Deshpande

            /s/ Daniel E. Smith
         ------------------------------         President, Chief Executive Officer and Director
               Daniel E. Smith                  (Principal Executive Officer)

            /s/ Frances M. Jewels
         ------------------------------         Chief Financial Officer, Vice President, Finance and
              Frances M. Jewels                 Administration, Secretary and Treasurer
                                                (Principal Financial and Accounting Officer)
            /s/ Timothy Barrows
         ------------------------------         Director
               Timothy Barrows

            /s/ Paul J. Ferri
         ------------------------------         Director
                Paul J. Ferri

            /s/ John W. Gerdelman
         ------------------------------         Director
              John W. Gerdelman

            /s/ Paul W. Chisholm
         ------------------------------         Director
               Paul W. Chisholm

                                 Exhibit Index


     Exhibit
      Number                         Description
       3.1         Amended and Restated Certificate of Incorporation of the Company (2)
       3.2         Certificate of Amendment to the Amended and Restated Certificate of Incorporation
                   of the Company (2)
       3.3         Certificate of Amendment to the Amended and Restated Certificate of Incorporation
                   of the Company (3)
       3.4         Amended and Restated By-Laws of the Company (2)
       4.1         Specimen common stock certificate (1)
       4.2         See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and
                   By-Laws of the Registrant defining the rights of holders of common stock of the
                   Company (2)(3)
       4.3         Second Amended and Restated Investor Rights Agreement dated February 26, 1999, as amended by Amendment No. 1 dated as of July 23, 1999 (1)
       4.4         Amendment No. 2 dated as of August 5, 1999 to the Second Amended and Restated
                   Investor Rights Agreement dated February 26, 1999 (2)
       4.5         Amendment No. 3 dated as of September 20, 1999 to the Second Amended and
                   Restated Investor Rights Agreement dated February 26, 1999 (2)
       4.6         Amendment No. 4 dated as of February 11, 2000 to the Second Amended and
                   Restated Investor Rights Agreement dated February 26, 1999 (2)
       5.1         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
       23.1        Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
       23.2        Consent of PricewaterhouseCoopers LLP (Boston, Massachusetts)
       24.1        Power of Attorney (included in the signature pages of this Registration Statement)

-------------------------------

(1)      Incorporated by reference to Sycamore Networks, Inc.'s Registration Statement on Form S-1
         (Registration Statement No. 333-84635).
(2)      Incorporated by reference to Sycamore Networks Inc.'s Registration Statement on Form S-1
         (Registration Statement No. 333-30630).
(3)      Incorporated by reference to Sycamore Networks, Inc.'s Quarterly Report on Form 10-Q for the
         quarterly period ended January 27, 2001 filed with the Commission on March 13, 2001.